EXHIBIT 99.1

Warren Resources Board of Directors Appoints Philip A. Epstein as Chairman and Chief Executive Officer

NEW YORK, Dec. 5, 2012 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today announced that its Board of Directors has appointed Mr. Philip A. Epstein as Chief Executive Officer. He will also serve as Chairman of the Board of Directors.

Mr. Epstein, age 56, has over 20 years of experience as a senior executive in the global oil and gas industry. In 1992, Philip played an active role in the founding of Belco Oil & Gas Corp. (“Belco”) and served in senior executive positions. Belco was a leading independent oil and gas company with operations initially focused on tight gas sand reservoirs in the Moxa Arch trend of Southwest Wyoming and horizontal drilling in the Austin Chalk trend of Texas. Belco grew in four years to $105 million of EBITDA and was taken public on the NYSE in a 1996 initial public offering valuing the company at $600 million. In 1997, Belco acquired Coda Energy, Inc., a Permian Basin and Mid-Continent oil producer specializing in secondary oil recovery operations, in a $324 million transaction. In 2001, Belco merged in a stock swap with Westport Resources Corporation.

Following Belco, Philip co-founded and currently serves as Managing Director of Calypso Energy LLC, a privately held international oil and gas company which manages oil and gas drilling funds focused on the Mid-Continent and Gulf Coast areas of the United States. In 2002, Philip also expanded into the renewable energy area co-founding Superior Renewable Energy LLC, a leading wind energy developer with projects in California, New Mexico, South Dakota and Texas. Superior was sold to Babcock & Brown in 2006 in an all-cash transaction.

From 1988 to 1992, Philip practiced corporate finance and M&A law at Fried Frank Harris Shriver & Jacobson. Philip holds a B.A. from the University of Chicago, an M.A. (Oxon) in Politics and Economics from Oxford University and a J.D. from Northwestern University Law School. Philip serves as special advisor to the International Family AIDS Program and is a past Director of the Juvenile Diabetes Research Foundation (NY Chapter). In his career, Philip has been instrumental in raising and successfully deploying over $600 million in capital for both public and private companies.

Mr. Dominick D’Alleva, Lead Director of Warren’s Board of Directors, said: “The Board conducted an extensive search among many candidates in the domestic oil and gas industry, and Philip emerged as the clear choice to take Warren Resources into the future. We are thrilled to have someone of Philip’s experience and caliber assuming the leadership of Warren. Throughout his career, Philip has had a demonstrated track record of successfully achieving results through the opportunistic and strategic acquisitions of oil and gas assets, as well as efficient and effective development of those assets. The entire Board of Directors looks forward to supporting Philip as Warren’s new Chairman and Chief Executive Officer. We also thank Espy Price who has stepped down as the Company’s interim Chairman and CEO, but will continue serving as a member of the Board of Directors.”

Mr. Epstein said: “I am honored to join Warren Resources as the Company’s new Chairman and CEO. Warren has a large and stable oil asset in its California secondary recovery properties and significant upside in its proved and exploratory Rocky Mountain gas properties. Warren’s operating team has done an outstanding job at increasing oil production through the application of sophisticated horizontal drilling operations in a complex regulatory environment. These are especially valuable skills in today’s U.S. energy industry. We plan to build on Warren’s strong assets, cash flow and skill sets to increase the financial returns on our existing properties and identify new growth areas. The oil and gas market presents exciting opportunities for Warren. I look forward to working with the Warren team in California, Wyoming and NY and the Board of Directors to grow the Company and maximize value for our shareholders.”

About Warren Resources

Warren Resources, Inc. is an independent energy exploration, development and production company that uses advanced technologies to explore, develop and produce domestic on-shore oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially and adversely from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Warren undertakes no obligation to publicly update or revise any forward-looking statements.